Exhibit 4.13

                                Master Agreement
                                     Between
             Cable & Wireless PLC and Internet Commerce Corporation

The Parties, Cable & Wireless PLC (C&W) and Internet Commerce Corporation (ICC), have determined that there exists substantial synergies between both organizations to expand their respective market efforts for Internet-based services. As such, the Parties have agreed to this Master Agreement as the basis for a resulting commercial relationship. This Master Agreement is subject to both Parties obtaining their respective Management or Supervisory Board approval, and, if relevant, regulatory approvals. Notwithstanding delays due to public holidays, the Parties respective Board approvals will be obtained within 30 days after the execution of this Master Agreement. Other than those terms explicitly outlined herein, no representations or warranties are expressed or implied. All co-signed Addendums shall be agreed upon within 30 days of the execution of this Agreement and will be deemed integral to this Master Agreement.

1)       STOCK PURCHASE AND RELATED TRANSACTIONS

a) C&W shall invest US ten million ($10,000,000.00) dollars in ICC. For good and valuable consideration of this investment, ICC shall issue to C&W 10,000 Shares of Series C Convertible Preferred Stock in ICC. The closing of the transaction will occur within 10 days after receiving Board approvals.

b) The Series C Preferred Stock issued to C&W by ICC shall be convertible into Class A Common Stock. Each share of Series C Preferred Stock is convertible into a number of shares of Class A Common Stock determined by the following formula: $1,000.00 divided by the daily average of the closing bid price of ICC Common Stock for the five (5) trading days prior to the execution of this Master Agreement plus $0.13 per share (the "Conversion Price").

     The Series C Preferred Stock has a value of $1,000.00. The conversion price will be adjusted for stock splits, dividends and combinations, mergers and consolidations.

c) The per share voting rights of the Series C Preferred Stock shall be equal to that of the number of shares of Class A Common Stock into which the Series C Preferred Stock is convertible. At all times the Series C Preferred Stock held by C&W shall vote as one class with ICC Class A Common Stock. The Series C Preferred Stock shall be entitled to receive cumulative dividends at a rate equal to 4% per share (as adjusted for subsequent stock dividends, splits, recapitalizations and similar transactions). Such dividends shall accrue whether or not declared and shall be paid in either cash or shares of ICC Class A Common Stock at ICC's option; provided, that such dividends are paid prior to and in preference to any distribution with respect to the shares of Common Stock.

d) The Series C Preferred Stock issued to C&W shall have liquidation priority and preference over any and all classes and series of ICC Capital Stock. The liquidation value shall equal $1,000.00 per share plus accrued and unpaid dividends.

e) At the closing, ICC shall issue 400,000 warrants for ICC Class A Common. The exercise price for such warrants shall be the Conversion Price, less $0.13 per share, as may be adjusted (the "Warrant Price"), and the warrants shall have an initial term of 5 years from the date of issuance.

f) ICC agrees to issue to C&W additional stock for the attainment of set quarterly revenue targets for the sales of ICC services. The number of Shares in connection with this section 1(f) shall be equal to the result of multiplying the gross amount of sales for ICC services sold by C&W by 5%. The shares will be priced by the daily average of the closing bid price of ICC stock for the 5 days prior to the end of each quarter. The basis for the revenue calculation will be derived from the commissionable revenue figure to be negotiated in the Reseller Addendums. Each outstanding share of the Series C Preferred Stock is redeemable by ICC at a price of $1,000.00 per share, plus any accrued and unpaid dividends (the "Redemption Price"), commencing on the fifth anniversary of the date of issuance thereof upon written notice to the holders of Series C Preferred Stock. No such redemption shall diminish C&W's right to convert the Series C Preferred Stock prior to the redemption date.

                                Master Agreement
                                     Between
             Cable & Wireless PLC and Internet Commerce Corporation

g) C&W shall have right of first refusal to participate in any ICC equity offering, on the same terms and conditions as other purchasers, to maintain its percentage ownership of ICC.

h) In exchange for C&W investment in ICC and for other good and valuable consideration, ICC shall grant C&W one seat on ICC's Board. ICC's approval of the C&W candidate will not be unreasonably withheld. In the event ICC's Board increases to more than nine members, ICC shall grant C&W an additional seat on ICC's Board. ICC agrees that C&W's Board representation shall at no time be less than one seat and shall increase roughly proportionate to C&W's percentage ownership of ICC as such percentage ownership may increase.

i) At the time of the issuance of the shares provided for in section 1, the parties will enter into a Registration Rights Agreement providing demand and piggyback registration rights with respect to all shares of Preferred and Common Stock issued to C&W pursuant to this Master Agreement and all shares issued upon the conversion of the Preferred Stock and the exercise of the Warrants.

j) ICC represents and warrants that the information contained in its private placement memorandum dated October 1999 is true and correct in all material respects; that such private placement memorandum does not contain any untrue statements of material fact or omit to state any material fact required to make the statements therein not misleading; and that there has been no material changes in the business, properties, financial condition or results of operations of ICC. In addition, ICC represents and warrants that the products described therein are all currently available for sale. However, statements included in such private placement memorandum which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the ability to obtain financing, the hiring of new personnel, the Company's ability to secure new business, and those factors highlighted in Internet Commerce Corporation's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which could cause the Company's actual results to materially differ from forward-looking statements made by the Company.

2)       COMMERCIAL ACTIVITIES

a) The scope of this Agreement is intended to be global in nature and as such, ICC and C&W shall endeavor to address the global markets together. Therefore, ICC will utilize C&W IP and data networks and other services (including hosting) to the greatest extent possible, consistent with ICC's needs for redundant facilities, at rates no higher than C&W lowest rates to comparable customers. C&W intention is to use ICC EDI services on a global basis.

b) The Parties agree that the initial focus shall be on North America, Western Europe, and Japan, with other C&W market activities to follow as resources allow.

c) C&W will serve as a sales channel for ICC, and ICC will serve as a sales channel for C&W, as either a reseller or as an agent and as C&W and ICC shall mutually agree. ICC, at ICC's sole expense, shall co-locate dedicated sales and support personnel at mutually determined C&W facilities as requested by C&W Global Markets and which is reasonably required to attain the sales goals referred to in section 2(e) herein. C&W shall seek to provide office space and related support to ICC as may be required for these activities. For the first 12 months of this Master Agreement, C&W agrees to consider the provision of these services to be in-kind funding. Thereafter, the cost associated with office provision and support shall be negotiated country by country.

d) ICC shall compensate C&W for each sale of ICC services made by C&W sales representatives as will C&W compensate ICC for each sale of C&W services made by ICC sales representatives. For compensation purposes

                                Master Agreement
                                     Between
             Cable & Wireless PLC and Internet Commerce Corporation

     only, in the case where the Parties jointly make sales calls, Parties shall split commissions on a basis to be mutually agreed upon.

                                Master Agreement
                                     Between
             Cable & Wireless PLC and Internet Commerce Corporation

e) The Parties shall jointly develop a Global Schedule of Services and Compensation (GSSC) that shall determine the service offerings, MFN pricing structures and resulting compensation values. Subject to mutual prior consent, which consent will not be unreasonably withheld, the Parties shall be entitled to bundle the other's products with any product offer either Party may develop. The GSSC shall include bundled service offerings wherein the Parties will determine the percentage of revenues attributable to each Party's contribution to the offering in order to calculate the applicable compensation. The GSSC shall be incorporated into this Agreement by reference and the Parties shall agree on any deviation from the terms of the GSSC in advance.

f) ICC shall cooperate with C&W Global Operations to jointly develop and agree upon a sales and market plan (SMP) for each global region enumerated above in section 2(b) herein. The SMP shall include reasonable sales goals, existing customer lead activity, new customer acquisition targets, co-located ICC support headcount requirements and other issues that may be required for the Parties to reach their sales goals during the first year of the Agreement. The SMP shall be reviewed by the Parties on a quarterly basis and measured against performance. Modifications mutually agreed upon as a result of such reviews shall be incorporated into the SMP as appropriate from time to time. The SMP shall be incorporated into this Agreement by reference and the Parties shall agree on any deviation from the terms of the SMP in advance.

g) Where additional product development efforts are necessary to launch and/or support bundled offerings, the Parties will cooperate in performing such additional efforts in a professional and timely manner. C&W may at its sole option decline such request and ICC may decline such request if C&W is not meeting sales targets established and agreed to in the SMP referenced in section 2(e) above.

3)       LENGTH OF TERM

a) The Initial Period of this Master Agreement shall commence upon the date that both Parties receive the executed Master Agreement and shall continue for a period of one (1) year. At C&W sole discretion, the Agreement shall automatically renew on each anniversary thereof for additional one (1) year Periods. Should C&W wish to terminate this Master Agreement, a 60 day written notification is required.

b) During all Periods, C&W shall be ICC's exclusive Tier 1 provider for the regions described in section 2(b) herein. The Parties shall develop a Tier 1 and Global Competitor List (GCL) that shall name those competitors identified and agreed by the Parties. ICC agrees that it will not enter into an agreement with any entity identified and incorporated into the GCL. The GCL shall be incorporated into this Agreement by reference and the Parties shall agree any modifications to the GCL in advance.

c) Following the expiration of the Initial Period, either Party, upon 60 days written notice prior to the expiration of any subsequent Period, may terminate the Agreement for cause as shall be described in an Addendum to the Master Agreement. The Parties may at anytime mutually agree to an earlier termination date. In the event that either party is notified of a cause for discontinuance, the other party will have 60 days to cure the alleged fault. Should the cure be deemed inadequate, the 60 day period for termination of service will begin.

d) Notwithstanding any other provision after termination of the Agreement should C&W desire to continue selling ICC's services, ICC agrees to provide C&W with MFN terms and conditions for all ICC's services.

                                Master Agreement
                                     Between
             Cable & Wireless PLC and Internet Commerce Corporation

4)       MISCELLANEOUS

a) The Parties will co-develop relevant MARCOM materials. C&W shall retain right of advance approval of any and all materials bearing reference to C&W. As well, ICC shall retain right of advance approval of any and all materials bearing reference to ICC. The Parties shall bear their individual costs of the production of their own materials. Should ICC desire to use C&W MARCOM materials, such materials in reasonable quantities shall be provided to ICC at C&W cost. Should C&W wish to use or incorporate any ICC MARCOM materials, it may do so with ICC's consent, such consent not to be unreasonably denied.

b)   The  Parties  will  jointly   develop  and  mutually  agree  upon  a  press
     announcement pertaining to this Master Agreement. Additionally, it is agreed that both parties shall jointly prepare a PR Strategy for the next 30, 60, 90 days of this relationship.

c) C&W will endeavor to provide in-kind support to ICC. The Parties shall agree on pricing and terms ICC shall be required to pay to C&W before commencement of such services will begin. A separate purchase agreement for such services will be executed as appropriate.

d) This Master Agreement shall be governed by the laws and subject to the jurisdiction of the Commonwealth of Virginia.



Cable & Wireless PLC                       Internet Commerce Corporation

Date: November 23, 1999                    Date: November 23, 1999


By: _________________________              By:__________________________
     Matthew Wolk                             Dr. Geoffrey S. Carroll
     Vice President Strategic Business        President and Chief Executive
     Development Global Operations            Officer